Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Central Jersey Bancorp

Oakhurst, New Jersey

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of the OceanFirst Financial Corp. Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated March 12, 2009, relating to the consolidated financial statements of Central Jersey Bancorp as of December 31, 2008 and for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Central Jersey Bancorp, which are contained in the joint proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Malvern, Pennsylvania

August 5, 2009